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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.___)

                                   -----------


                            PREDICTIVE SYSTEMS, INC.
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                                (NAME OF ISSUER)

COMMON STOCK, $0.001 PAR VALUE PER SHARE                74036W102
----------------------------------------    ------------------------------------
    (TITLE OF CLASS OF SECURITIES)                    (CUSIP NUMBER)

                                DECEMBER 14, 2000
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)


                                   ----------


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                                Page 1 of 5 Pages

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CUSIP No.    74036W102                    13G            Page 2 of 5
         ----------------------                ---------------------------------

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     1      NAMES OF REPORTING PERSONS:   SCIENCE APPLICATIONS INTERNATIONAL
                                          CORPORATION

            I.R.S. IDENTIFICATION NO. OF ABOVE               95-3630868
            PERSONS (ENTITIES ONLY):
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     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
            INSTRUCTIONS):
                                                                        (a) [ ]
                                                                        (b) [ ]
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     3      SEC USE ONLY

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     4      CITIZENSHIP OR PLACE OF             DELAWARE
            ORGANIZATION:

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 NUMBER OF         5    SOLE VOTING POWER:                   5,240,275
  SHARES
                 ---------------------------------------------------------------
BENEFICIALLY       6    SHARED VOTING POWER:                 NONE
 OWNED BY
                 ---------------------------------------------------------------
   EACH            7    SOLE DISPOSITIVE POWER:              5,240,275
 REPORTING
                 ---------------------------------------------------------------
PERSON WITH        8    SHARED DISPOSITIVE POWER:            NONE

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     9      AGGREGATE AMOUNT BENEFICIALLY OWNED              5,240,275
            BY EACH REPORTING PERSON:

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     10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS):                                      [ ]

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     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):      15.1%

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     12     TYPE OF REPORTING PERSON (SEE                           CO
            INSTRUCTIONS):
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ITEM 1(a).     NAME OF ISSUER:

               Predictive Systems, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               417 Fifth Avenue, New York, New York  10016

ITEM 2(a).     NAME OF PERSON FILING:

               Science Applications International Corporation ("SAIC")

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               10260 Campus Point Drive, San Diego, California 92121

ITEM 2(c).     CITIZENSHIP:

               SAIC is incorporated in Delaware.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $0.001 par value per share

ITEM 2(e).     CUSIP NUMBER:

               74036W102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a) [ ] Broker or dealer registered under Section 15 of the Act;

               (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

               (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;

               (d) [ ] Investment company registered under Section 8 of the
                       Investment Company Act of 1940;

               (e) [ ] An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);

               (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;



                                  Page 3 of 5
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               (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP.

               The response of SAIC to Items 5 through 11 of its Cover Sheet which relates to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference. The percentage ownership of SAIC is based upon 29,353,340 shares of Common Stock believed by it to be outstanding as of November 11, 2000, as stated in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__].

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    December 19, 2000

                                  SCIENCE APPLICATIONS INTERNATIONAL CORPORATION



                                  By:     /s/ DOUGLAS E. SCOTT
                                      ------------------------------------------
                                      Name:  Douglas E. Scott
                                      Title: Senior Vice President and General
                                             Counsel



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